Exhibit 10.7

EMPLOYMENT AGREEMENT
This Employment Agreement (the "Agreement") is effective as of the I st day of January, 2013 ("Effective Date"), by and between Capital Bank (the "Bank") ancl Scot R. Browning ("Executive").
WHEREAS, the Bank wishes to employ the Executive as the President and Chief Lending Officer of the Bank pursuant to the terms and conditions of this Agreement; nnd
WHEREAS, the Executive wishes to remail1 employed as thc Bank's President pursuant to the terms and conditions of this Agreement;
NOW, THEREFORE, in consideration or the premises and the mutual covenants and conditions hereinafter set forth, the Bank and Executive hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES
During the period of his employment hereunder, the Executive agrees to serve as the Bank's President and Chief Lending Officer and shall report to the Bank's Chief Executive Officer ("CEO"). The Executive shall also be a member of the Board of Directors of the Bank ("Board"). As President and Chief Lending Officer, the Executive shall be responsible for all lending and credit activities as established by the CEO. Initially, such activities shall include commercial loans, commercial real estate loans, construction and development loans, and consumer loans (other than the mortgage banking and credit card divisions). All employees and officers of the Lending Department shall be accountable to the Executive. In addition, the Executive will perform other duties delegated to him from time to time by the CEO or the Board.

2.	TERMS AND DUTIES
(a)  The period of Executive's employment under this Agreement shall begin as of the Effective Date (but this Agreement is subject to ratification by the Board) and shall continue until December 31, 2015, subject to renewal unless sooner terminated as both are provided below. Commencing no later than December 31, 2014, and continuing no later than December 31st of each year thereafter (the "Anniversary Date"), this Agreement shall renew for an additional year such that the remaining term shall be two (2) years unless written notice of non-renewal ("Non-Renewal Notice") is provided to the Executive at least thirty (30) days and not more than ninety (90) days prior to any such Anniversary Date, that this Agreement shall terminate at the end of the then-current term. Prior to each notice period for non-renewal, a committee of the Board, together with the CEO, will conduct a comprehensive performance evaluation and review of the Executive for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board's meeting. Subject to Section 6 and immediately on written notice to the other party, the Executive may terminate his employment, with or without Good Reason and the Bank may terminate the employment of the Executive, with or without Cause.
(b)  During the period of his employment hereunder, except for periods of absence occasioned by illness and reasonable vacation periods, the Executive shall, on a full time basis faithfully perform his duties hereunder including activities and services related to the organization, operation and management of the Bank.

3.	COMPENSATION AND REIMBURSEMENTS
(a)  Base Salary.   In consideration of the services to be rendered by the Executive hereunder, the Bank shall pay the Executive as compensation an annual base salary ("Base Salary") of (i) $260,000 for 2013; (ii) $280,000 for 2014; and (iii) $300,000 for 2015. All Base Salary shall be pro-rated to the extent that the Executive works partial calendar years during the term of the Agreement. Such Base Salary shall be payable semi-monthly. During the period of this Agreement, the Executive's Base Salary shall be reviewed at least annually. Such review shall be conducted by a committee designated by the Board, and the Board may increase, in its sole discretion, but not decrease, Executive's Base Salary (any increase in Base Salary shall become the "Base Salary" for purposes of this Agreement).

(b)  Bonus and Incentive Compensation.   The Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Bank in which Executive is eligible to participate. Specifically, the Executive shall have an annual incentive opportunity to earn up to an additional 60% of his current year's Base Salary as incentive compensation, based on annual performance targets specified by the CEO and the Board, which may include core loan growth, asset quality, loan mix, overall profitably of the Loan Department and regulatory compliance which shall be determined by the CEO and the Board in consultation with the Executive on or before January 31 each year, with respect to the then current calendar year. Furthermore, the Executive may elect, at his sole option, to receive one-third (1/3) of the annual incentive opportunity in stock (which shall be subject to transferability restrictions, but not vesting restrictions) and the remaining portion of the annual incentive opportunity shall be paid in cash, in accordance with applicable regulatory requirements and guidelines regarding risk management and incentive compensation, with such stock, if any, issued and cash paid out no later than 2 ½ months after the end of the year for which it was earned The terms and conditions of each annual incentive opportunity shall be set forth in writing and shall specify the time and form of payment and such other terms that may be required with respect to any deferred compensation that is subject to Section 409A of the Internal Revenue Code of 1986, as amended ("Code").
(c)  Equity Grants.
(i)Restricted Stock.   As or January 1, 2013, as a signing bonus, Capital Bancorp, Inc. (the "Company"), which owns 100% of the Bank, shall grant the Executive a restricted stock award ("Stock Award") for 5,000 shares of the Company's common stock ("Stock"). One-half of the Stock Award shall vest on June 30, 2014 and the remaining one-half of the Stock Award shall vest on December 31, 2015, provided however, that the Stock Award shall be 100% vested upon a Change in Control (as defined below). The Stock Award shall be evidenced by a separate grant agreement.
(ii) Stock Options.   Executive shall be eligible to receive annual stock options in 2013, 2014 and 2015 to purchase up to $100,000 of Stock each year ("Annual Option Award"). The amount of the Annual Option Award shall be determined by the Board at their sole discretion. Each Annual Option Award shall be evidenced by a separate grant agreement which shall be consistent with the terms and conditions of the Company's Stock Option Plan.
(d)  Paid Time Off.   The Executive shall be entitled to four weeks of paid vacation time each calendar year (pro-rated for partial calendar years, with roll over or cash out of unused annual vacation time in accordance with the Bank's policies and procedures as in place from time to time). In addition, the Executive shall be entitled to paid time off for all Bank holidays, and to paid sick days and other leave time in accordance with the Bank's policies and procedures as in place from time to time.
(e)  Benefit Plans.   The Executive will be entitled to participate in or receive benefits under any employee benefit plans made available by the Bank to its senior executives including but not limited to, retirement plans, supplemental retirement plans, medical, disability, life insurance plans, and any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives. Notwithstanding the foregoing, the Bank shall provide a $250,000 term life insurance policy on the Executive payable to the Executive's designated beneficiaries on death, in addition to any key man insurance the Bank may arrange which would be payable to the Bank.
(f)  Automobile and Expense Reimbursements.
(i) The Bank shall provide, at the Bank's option, Executive with either (i) the use of a car and related expenses or (ii) a $500 per month car allowance. This benefit shall be treated as additional taxable income to the Executive.
(ii) The Bank shall also pay or reimburse the Executive for all reasonable travel and other reasonable expenses incurred by the Executive in performing his obligations under this Agreement, including reasonable entertainment, pursuant to policies and procedures determined by the Board from time to time. The Bank will pay for social membership at Manor Country Club and golf membership at Cattail Country Club. Reimbursement of such expenses shall be made upon presentation to the Bank of an itemized account of the expenses in such form as the Bank may reasonably require.

4.	OUTSIDE ACTIVITIES
The Executive may only serve as a member of the board of directors of business, community and charitable organizations with the express approval of the CEO provided that in each case such service not interfere with the performance of his duties under this Agreement or present any conflict of interest.

5.	WORKING FACILITIES
The Executive's principal place of employment shall be the Bank's principal executive offices. The Bank shall provide Executive, at his principal place of employment, with a private office and support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his duties under this Agreement.

6.	PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION
(a)  The provisions of this Section 6 shall apply upon the occurrence of an Event of Termination (as herein defined) during Executive's term of employment under this Agreement.
As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following:
(i)the involuntary termination by the Bank of Executive's full-time employment hereunder for any reason other than (A) Disability (as defined in Section 7) or death; or (B) termination for Cause (as defined in Section 8 below) or (C) due to regulatory requirements, provided that such termination of employment constitutes a "Separation from Service" as defined in Section 6(d); or
(ii)the Executive's voluntary resignation from the Bank's employ for "Good Reason," which means resignation upon any of the following without the Executive's consent;

(A)
failure of the Board to elect or reelect or to appoint or reappoint the Executive as President and Chief Lending Officer or removal of the Executive from his position as President and Chief Lending Officer, except if such removal is due to regulatory requirements,

(B)
failure of the Board to elect or reelect or to appoint or reappoint the Executive as a member of the Board or removal of the Executive from the Board, except if such removal is due to regulatory requirements,

(C)
change in the Executive's functions, duties, or responsibilities, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above, except if such change is due to regulatory requirements,

(D)	material reduction in the Executive's salary, compensation or benefits from that described in Section 3, above, except if such change is due to regulatory requirements,

(E)	a relocation of the Executive's principal place of employment to a geographic area that is more than 50 miles from the Bank's headquarters on the Effective Date, or

(F)	liquidation or dissolution of the Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of the Executive, or

(G)	material breach of this Agreement by the Bank, except if such breach is due to regulatory requirements.
Upon the occurrence of any event described in clauses (ii) (A) through (G), above, the Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon thirty (30) days prior written notice given within a reasonable period of time not to exceed ninety (90) days after the initial event giving rise to said right to elect. The Bank shall have thirty (30) days to cure the conditions giving rise to the Event of Termination, provided that the Bank may elect to waive such thirty (30) day period. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank, the Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (A) through (G) above, provided, however, that the Executive must actually terminate employment no later than one hundred and eighty (180) days after the initial event giving rise to the right to elect to resign for Good Reason as described in this section.
(iii)The involuntary termination of the Executive's employment by the Bank for any reason other than Cause (i.e., as described in Section 6(a)(i) above), or the Executive's voluntary resignation from the Bank's employ for Good Reason (as defined in Section 6(a)(ii) above) within one year following a Change in Control of the Company during the term of this Agreement. For these purposes, a Change in Control of the Company shall mean a change in control of a nature that: (i) results in a Change in Control of the Company within the meaning of the Bank Holding Company Act, as amended, and applicable rules and regulations promulgated thereunder (collectively, the "BHCA") as in effect at the time of the Change in Control; or (ii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's outstanding securities, except for any securities purchased by the Bank's tax-qualified retirement plans; or (b) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Bank's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or similar transaction in which the Company is not the surviving institution occurs or is implemented.
(b)  Upon the occurrence of an Event of Termination, starting on the Date of Termination, as defined in Section 9(c), the Bank shall pay the Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay an amount equal to 18 months of continued Base Salary, to be paid semi-monthly Any earned but unpaid incentive compensation for a prior completed calendar year shall be paid to the Executive in a lump sum no later than 2 ½ months after the end of the calendar year in which it was earned. Unless the Board determines otherwise, no pro-rated incentive compensation shall be paid with respect to the year in which the Event of Termination occurs and no acceleration of vesting of outstanding compensatory equity awards shall be provided, except that (i) if the Date of Termination is six months or more into a calendar year, the Executive shall also be paid a prorated bonus for that portion of the calendar year he worked until the Date of Termination of the bonus he would have received as part of senior management if bonuses are paid to senior management for that year, provided, however, that no pro-rated bonus shall be paid if the Event of Termination is due to death, disability voluntary termination of employment without Good Reason, termination for Cause, or termination due to regulatory requirements; and provided further that the Board, in good faith, shall determine the amount of such pro-rated bonus (if any).
(c)  Upon the occurrence of an Event of Termination, the Bank will, at its sole expense, cause to be continued under the Bank' s group coverages (or under appropriate substitute individual coverages), life and medical coverage substantially identical to the coverage maintained by the Bank for the Executive prior to his termination. Such coverage or payment shall continue for 18 months from the Date of Termination.

(d)  For purposes of this Agreement, a "Separation from Service" shall have occurred if the Bank and the Executive reasonably anticipate that no further services will be performed by the Executive after the date of the Event of Termination (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49% of the average level of bona fide services in the 12 months immediately preceding the Event of Termination. For all purposes hereunder, the definition of "Separation from Service" shall be interpreted consistent with Treasury Regulation Section 1.409A-l (h)(ii). If the Executive is a Specified Employee, as defined in Code Section 409A and any payment to be made under this Section 6 shall be determined to be subject to Code Section 409A, then to the extent necessary to avoid penalties under Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following the Executive's Separation from Service, provided that the Executive shall be permitted to receive the "permitted amount" (i.e., up to two times the annual qualified plan compensation limit, which, for 2012, is $250,000).
(e)  The payment of all amounts and benefits under this Section 6 is contingent upon (i) the Executive's timely execution of (and non-revocation of) a release of all claims in a form provided by the Bank and (ii) the Executive's continued observance of all post-termination obligations described in Section 11.

7.	TERMINATION UPON DISABILITY OR DEATH
(a)  Termination of Executive's employment based on "Disability" shall be construed to comply with Code Section 409A and shall be deemed to have occurred if: (i) the Executive is unable to perform his regular duties hereunder by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for 6 consecutive months or shorter periods aggregating more than 9 months during any 12 month period; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 6 months or shorter periods aggregating more than 9 months in any 12 month period, the Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank; or (iii) the Executive is determined to be totally disabled by the Social Security Administration. In the event of the Executive's Disability during the term of the Agreement, the Executive shall be paid the Executive's earned but unpaid Base Salary through the date of the Executive's Disability.
(b)  In the event of the Executive's death during the term of the Agreement, his estate shall be paid the Executive's earned but unpaid Base Salary through the date of the Executive's death.

8.	TERMINATION FOR CAUSE
In the event that employment hereunder is terminated by the Bank for Cause, the Executive shall not be entitled to receive compensation or other benefits for any period after such termination, except as provided by law. "Cause" means that there has been a good faith determination by the Board that one or more of the following events with respect to the Executive has occurred: (i) the conviction of the Executive of a felony or of any lesser criminal offense involving moral turpitude; (ii) the willful commission by the Executive of a criminal or other act that, in the judgment of the Board will likely cause substantial economic damage to the Bank or substantial injury to the business reputation of the Bank; (iii) the commission by the Executive of an act of fraud in the performance of his duties on behalf of the Bank; (iv) the continuing willful failure of the Executive to perform his duties to the Bank (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard by the Board and to cure such failure are given to the Executive by the Board; or (v) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Executive's employment by the Bank or requiring the removal of the Executive or a reduction in the Executive's duties or title. Notwithstanding the foregoing, Cause shall not be deemed to exist unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board other than the Executive at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct described above and specifying the particulars thereof. Prior to holding a meeting at which the Board is to make a final determination whether Cause exists, if the Board determines in good faith at a meeting of the Board, by not less than a majority of its entire membership, that there is probable cause for it to find that the Executive was guilty of conduct constituting

Cause as described above, the Board may suspend the Executive from his duties hereunder for a reasonable period of time not to exceed fourteen (14) days pending a further meeting at which the Executive shall be given the opportunity to be heard before the Board. For purposes of this subparagraph, no act or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith without reasonable belief that his action or omission was in the best interest of the Bank. Upon a finding of Cause, the Board shall deliver to the Executive a Notice of Termination, as more fully described in Section 9 below.

9.	NOTICE
(a)  All notices required to be given under the terms of this Agreement or which either of the parties desires to give hereunder shall be in writing and delivered personally or sent by certified mail, return receipt requested, addressed as follows:

(i)	if to the Bank, addressed to:
Capital Bank
Executive Offices
One Church St., Ste. 300
Rockville, MD 20850
Attention: Chairman of the Board

(ii)	if to the Executive, addressed to:
Scot R. Browning
6970 Silent Dell Lane
Colombia, MD 21044
or at such other address as may be provided by Bank or Executive by notice from one to another in writing from time to time.
(b)  Any purported termination by the Bank or by the Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.
(c)  "Date of Termination" shall mean (i) if the Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned the performance of his duties on a full-time basis during such thirty (30) day period), (ii) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, except in the case of a termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given). In the event of termination for Cause, termination shall be immediate upon the receipt of a Notice of Termination.
(d)  If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the voluntary termination by the Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined; either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. If such dispute is not resolved within the term of the Agreement, the Bank. shall not be obligated, upon final resolution of such dispute, to pay Executive compensation and other payments accruing beyond the term of the Agreement. Amounts paid under this Section following Notice of Termination shall be offset against or reduce any other amounts due under this Agreement.

10.	PAYMENTS RELATED TO A CHANGE IN CONTROL
In the event that the aggregate payments or benefits to be made or afforded to the Executive in the event of a Change in Control would be deemed to include an "excess parachute payment" under Section 280G of the Code or any successor thereto, then (i) such payments or benefits shall be payable or provided to the Executive over the minimum period necessary to reduce the present value of such payments or benefits to an amount which is one dollar ($1.00) less than three times the Executive's "base amount" under Code Section 280G or (ii) the payments or benefits to be provided under this Agreement shall be reduced to the extent necessary to avoid treatment as an excess parachute payment.

11.	POST-TERMINATION OBLIGATIONS
(a)  All payments and benefits to the Executive under this Agreement shall be subject to the Executive's compliance with this Section during the term of this Agreement and for 18 months after the expiration or termination hereof.
(b)  The Executive hereby covenants and agrees that, for a period of 18 months following his termination of employment with the Bank he shall not, without the written consent of the Bank, either directly or indirectly:
(i)solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank or any of their respective subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever;
(ii)become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, or any mortgage or loan broker, where such entity has its main office, or the office from which Executive would be based would be, within 50 miles of Rockville, Maryland; or
(iii)solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.
(c)  The Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.
(d)  The Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. During the term of this Agreement and for 18 months after the expiration or termination hereof, the Executive will not, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to any federal or state banking agency with jurisdiction over the Bank or the Executive). Notwithstanding the foregoing, the Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which arc not solely and exclusively derived from the business plans and activities of the Bank, and the Executive may disclose any information regarding the Bank which is otherwise publicly available. In the event of a breach or threatened breach by the Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining the Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

12.	REQUIRED REGULATORY PROVISIONS
Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

13.	NO ATTACHMENT
(a)  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.
(b)  This Agreement shall be binding upon, and inure to the benefit of, the Executive and the Bank and their respective successors and assigns.

14.	ENTlRE AGREEMENT; MODIFICATION AND WAIVER
(a)  This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior, agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.
(b)  This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
(c)  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.	SEVERABILITY
If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

16.	HEADINGS FOR REFERENCE ONLY
The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17.	GOVERNING LAW
This Agreement shall be governed by the laws of the State of Maryland but only to the extent not superseded by federal law.

18.	ARBITRATION
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, one of whom shall be selected by the Bank, one of whom shall be selected by the Executive and the third of whom shall be selected by the other two arbitrators. The panel shall sit in a location within fifty (50) miles from the location of the main office of the Bank, in accordance with the rules of the Judicial Mediation and Arbitration Systems (JAMS) then in effect. Judgment may be entered on the arbitrators award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

19.	PAYMENT OF LEGAL FEES
All reasonable legal fees paid or incurred by the prevailing party pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the non-prevailing party not later than two and one-half months after the end of the year in which such dispute is resolved in the prevailing party's favor

20.	INDEMNIFICATION
During the term of this Agreement, the Bank shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors and officers liability insurance policy at its expense, and shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding or threatened action or suit in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys fees and the cost of reasonable settlements (such settlements must be approved by the Board). If such action, suit or proceeding is brought against the Executive in his capacity as an officer or director of the Bank, however, such indemnification shall not extend to matters as to which the Executive is finally adjudged to be liable for willful misconduct in the performance of his duties.

21.	SUCCESSOR TO THE COMPANY
The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.
[Signature Page Follows]

SIGNATURES
IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer and the Executive has signed this Agreement, on the day and date first above written.

CAPITAL BANK

1/17/2013	By:	/s/ Stephen N. Ashman
Date		Stephen N. Ashman, Chairman of the Board

EXECUTIVE:

	By:	/s/ Scot R. Browning
Date		Scot R. Browning, President.